#06R — February 7, 2007	Contact:	Roger Schrum +843/339-6018 roger.schrum@sonoco.com
Sonoco Reports 2006 Fourth Quarter and Twelve Months Financial Results
Fourth Quarter Earnings Exceed Expectations; 2006 Earnings Reach All-time High
Record 2006 Cash Flow from Operations More Than Doubled Year Over Year
Hartsville, S.C. — Sonoco (NYSE: SON), the global packaging company, today reported earnings per diluted share for the fourth quarter of 2006 of $.39, compared with $.38 for the same period in 2005, it was announced by Harris E. DeLoach, Jr., chairman, president and chief executive officer. Results for the fourth quarter of 2006 included after-tax restructuring charges of $17.4 million ($.17 per diluted share) related to previously announced cost-reduction measures primarily focused on certain of the Company’s international operations. Results for the fourth quarter of 2005 included after-tax restructuring and non-recurring or infrequent and unusual expenses totaling $19.6 million ($.20 per diluted share) related to additional tax expense associated with the repatriation of foreign earnings, an increase in the environmental reserve at a subsidiary’s paper operation and restructuring charges.
Base earnings per diluted share for the fourth quarter of 2006 were $.56 compared with $.58 for the same period of 2005. Base earnings is a non-GAAP financial measure that excludes restructuring charges and certain non-recurring or infrequent and unusual expenses, as applicable. Additional information about base earnings, base earnings per share and base operating profit (pre-tax base earnings) along with reconciliations to the most closely applicable GAAP financial measure is provided later in this news release.
“Base earnings during the fourth quarter of 2006 were above the high end of our guidance and First Call’s mean estimate and just under the unusually robust results generated in the same period in 2005,” said DeLoach. “Base operating profit increased year over year as strong productivity and increased selling prices more than offset higher costs of labor, material, energy and freight; slightly lower volumes; and an unfavorable shift in the mix of business. However, base earnings were lower in the fourth quarter of 2006, compared with the same period in 2005, due to a higher effective tax rate on base operating profit.”
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Sonoco Reports 2006 Fourth Quarter, Twelve Months Financial Results — page 2
Net sales for the fourth quarter of 2006 were $990 million, up 3.6 percent, compared with $955 million in the same period in 2005. According to DeLoach, “Sales increased in our Tubes and Core/Paper, Consumer Packaging and Packaging Services segments during the fourth quarter. The overall increase in sales was due primarily to higher selling prices and favorable foreign currency translation.”
Net income for the fourth quarter of 2006 was $39.5 million, compared with $38.8 million for the fourth quarter of 2005. Base earnings totaled $56.9 million, compared with $58.4 million for the same period in 2005.
Cash generated from operations for the fourth quarter of 2006 was $151.7 million, compared with $66.7 million for the same period in 2005. Cash flow increased due primarily to lower benefit plan contributions, as the Company contributed $2.9 million in the fourth quarter of 2006, versus $65.5 million in the same period of 2005. In addition, the Company’s working capital improvement initiatives contributed to the improvement in cash from operations. Capital expenditures and cash dividends were $35.8 million and $24 million, respectively, in the fourth quarter of 2006.
For the twelve months ended December 31, 2006, net sales were $3.7 billion, up 3.6 percent, compared with $3.5 billion for 2005. Net income for 2006 was $195.1 million ($1.92 per diluted share), up 21 percent, compared with $161.9 million ($1.61 per diluted share) during 2005. Net income in 2006 was negatively impacted by after-tax restructuring charges of $20.9 million, all of which relate to previously announced cost-reduction and restructuring activities. Net income for 2005 was negatively impacted by $10.1 million of additional tax expense associated with the repatriation of foreign earnings, a $7.6 million after-tax expense to increase an environmental reserve and $13 million of after-tax restructuring costs.
In 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments”, which requires the expensing of the grant-date fair value of stock options and other equity-based compensation. As a result, net income and base earnings in 2006 include after-tax stock option charges of $2.8 million ($.03 per diluted share). Prior to 2006, the Company expensed stock options based on their intrinsic value. Because the Company has only granted at-market options, which have an intrinsic value of zero, 2005 results did not include any corresponding stock option expense.
Base earnings for 2006 totaled $216 million ($2.13 per diluted share), up 12.1 percent, compared with $192.6 million ($1.92 per diluted share) for 2005. The increase in base earnings for 2006 was primarily due to productivity improvements and maintaining a positive selling price/material cost relationship. These favorable factors were partially offset by increased costs for energy, freight and labor, along with an unfavorable shift in the mix of business.
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Sonoco Reports 2006 Fourth Quarter, Twelve Months Financial Results — page 3
For the full year 2006, cash generated from operations was a record $482.6 million, more than doubling the $227.4 million for 2005. The increase in cash flow during 2006 is primarily attributable to increased earnings, a decline in pension contributions and the Company’s working capital improvement initiatives. Cash generated from operations in 2006 was used to fund capital expenditures of $123.3 million and to pay dividends of $94.8 million. Additionally, the Company repurchased 2.5 million shares of Sonoco common stock for approximately $83 million and made net payments on debt of $23.6 million. As announced on December 1, 2006, Sonoco intends to utilize available cash to repurchase approximately 1.5 million shares of its common stock during 2007 in open market transactions aimed at offsetting the dilution from stock based compensation. The Company’s board has approved the reinstatement of the first 1.5 million shares repurchased into the existing five million share authorization.
“2006 was a strong year for Sonoco. We achieved record sales, net income and cash flow from operations. We produced a third consecutive year of operating margin improvement driven by strong productivity gains and a continued focus on price management, cost reductions and the turnaround of under-performing operations. Our initiative to reduce working capital strengthened cash flow, which we used to further grow the Company, increase dividends, reduce debt and buy back stock. We continued to grow sales from new products and received a number of awards for packaging innovation. In addition, our employees developed new initiatives to better serve the changing needs of our customers,” DeLoach said. “While we are proud of what was accomplished in 2006, we remain focused on accelerating top-line growth, further improving margins and building cash flow to help meet our ongoing objective of providing shareholders with average annual double-digit total returns.”
First Quarter 2007 Outlook
Both the upcoming quarter and annual forecasts are given assuming no significant change in companywide volumes and/or prices due to a change in general economic conditions. Sonoco expects first quarter 2007 base earnings to be in the range of $.47 to $.50 per diluted share. The first quarter of the calendar year has historically been Sonoco’s weakest quarter of the year. However, as a result of the Company’s accounting calendar, the first quarter of 2007 will benefit from six more calendar days than the same period in 2006. As previously announced, the Company expects full-year 2007 base earnings per diluted share to be in the range of $2.28 to $2.31. The Company’s earnings guidance reflects an expected effective tax rate of approximately 35 percent during the coming year.
Segment Review
The Company uses a non-GAAP financial measure when discussing the operational results of its segments. Base Operating Profit at the segmental level is defined as the segments’ portion of consolidated income before Income Taxes, excluding restructuring charges, net interest expense and certain non-recurring or infrequent
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Sonoco Reports 2006 Fourth Quarter, Twelve Months Financial Results — page 4 and unusual items. A reconciliation of Base Operating Profit Sonoco to GAAP Income before Income Taxes for each of the Company’s three reportable segments and All Other Sonoco is provided later in this news release.
Consumer Packaging
The Consumer Packaging segment includes the following products: round and shaped rigid packaging, both composite and plastic; printed flexible packaging; and metal and plastic ends and closures.
Fourth quarter 2006 sales for the Consumer Packaging segment were $350.3 million, compared with $343.1 million in the fourth quarter of 2005. Base operating profit for this segment was $29.5 million, compared with $31.7 million in the fourth quarter of 2005.
The Consumer Packaging segment’s 2006 fourth quarter sales increased as a result of higher selling prices, the favorable impact of foreign currency translation and acquisitions. Sales were negatively impacted by lower volumes in rigid paper containers in North America and in metal ends and closures. Domestic operations were able to offset volume shortfalls and an unfavorable shift in the mix of business with price increases, cost management and productivity improvements. However, international operations, mainly Europe and Latin America, were not able to overcome operating inefficiencies, resulting in lower profits for the segment as a whole, when compared with 2005.
Tubes and Cores/Paper
The Tubes and Cores/Paper segment includes the following products: high-performance paper and composite paperboard tubes and cores, fiber-based construction tubes and forms, recycled paperboard, linerboard and recovered paper.
Fourth quarter 2006 sales for the Tubes and Cores/Paper segment were $412.9 million, compared with $392.6 million in the same period in 2005. Segment base operating profit for the fourth quarter of 2006 was $40.6 million, compared with $35.8 million in the 2005 quarter.
Fourth quarter sales in the Tubes and Cores/Paper segment were up year-over-year due to higher selling prices in North American and European operations and the favorable impact of foreign currency translation. Base operating profit increased due to productivity improvements, most notably in Europe, and increased selling prices, which were partially offset by lower North American and European volumes and higher energy, labor and freight costs.
Packaging Services
The Packaging Services segment includes the following products and services: point-of-purchase displays, packaging fulfillment, contract packing, brand artwork management and supply chain management.
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Sonoco Reports 2006 Fourth Quarter, Twelve Months Financial Results — page 5
Fourth quarter 2006 sales for the Packaging Services segment were $131.3 million, compared with $124.5 million for the same period last year. Segment base operating profit for the fourth quarter of 2006 was $12.1 million, compared with $11.6 million in last year’s quarter.
Fourth quarter 2006 sales in the Packaging Services segment increased due primarily to higher volume in point-of-purchase displays and fulfillment and service center operations in addition to the favorable impact of foreign currency translation. These benefits were partially offset by the loss of sales from a single-plant folding carton operation that was sold in at the end of 2005. Segment base operating profit increased during the fourth quarter of 2006 due to higher sales partially offset by an unfavorable shift in the mix of business.
All Other Sonoco
All Other Sonoco includes businesses which are not aggregated in a reportable segment and include the following products: wooden, metal and composite reels for wire and cable packaging, molded and extruded plastics, custom-designed protective packaging, and paper amenities such as coasters and glass covers.
Fourth quarter 2006 sales for All Other Sonoco were $95.1 million, compared with $94.7 million in the same period in 2005. Base operating profit for the businesses in the fourth quarter of 2006 was $10.9 million, compared with $11.9 million in the 2005 quarter.
Fourth quarter 2006 sales for All Other Sonoco were essentially unchanged as higher selling prices and the favorable impact of foreign currency translation were partially offset by modest volume reductions in wire and cable reels and molded and extruded plastics operations. Base operating profit for the fourth quarter of 2006 declined slightly due to lower volume in wire and cable reels and molded and extruded plastic operations and higher energy, labor and freight costs.
Corporate
Depreciation and amortization expense for the fourth quarter of 2006 was $43.3 million, compared with $42.3 million in the fourth quarter of 2005. Net interest expense for the fourth quarter of 2006 decreased to $11.2 million, compared with $11.5 million for the same period in 2005. The decrease was due to lower average debt balances, which more than offset higher interest rates.
The effective tax rate for the Company for the year ended December 31, 2006, was 34 percent, compared with 36.4 percent in 2005. The effective tax rate for 2005 included the impact of additional tax expense of $10.1 million from repatriation of foreign earnings under the American Jobs Creation Act.
Effective December 31, 2006, the Company adopted the balance sheet recognition provisions of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other
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Sonoco Reports 2006 Fourth Quarter, Twelve Months Financial Results — page 6
Postretirement Plans” (FAS 158). FAS 158 requires companies to recognize the funded status of defined benefit plans on the balance sheet. Because FAS 158 is applied on a prospective basis, only the 2006 balance sheet is affected by this change. Compared to what the December 31, 2006, balances would have otherwise been, applying FAS 158 reduced long-term assets by approximately $260 million, increased long-term liabilities by approximately $30 million, reduced long-term deferred tax liabilities by $110 million and reduced shareholders’ equity by $180 million. The majority of this impact relates to the Company’s U.S. qualified retirement plan which, although in an over-funded position, had a significant prepaid expense balance that was required to be removed from assets. The adoption of FAS158 had no impact on compliance with the Company’s financial covenants.
Conference Call Webcast
Sonoco will host its regular quarterly conference call today, Wednesday, February 7, 2007, at 2 p.m. Eastern time, to review its financial results for the fourth quarter and full year of 2006. The live conference call can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com/der the “News” section. A telephonic replay of the call will be available at 4:30 p.m. Eastern time on February 7, 2007, to U.S. callers at 888/286-8010 and for international callers at +617/801-6888. The access code for both replays is 77736586. The call will be archived on the investor information section of the Sonoco Web site for 30 days.
About Sonoco
Founded in 1899, Sonoco is a $3.7 billion global manufacturer of industrial and consumer packaging products and provider of packaging services, with more than 300 operations in 35 countries, serving customers in 85 nations. Additional information about Sonoco is available at http://www.sonoco.com.
Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities and Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “plan,” “anticipate,” “objective,” “goal,” “guidance” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, continued payments of dividends, stock repurchases and producing improvements in earnings.
These forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives
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Sonoco Reports 2006 Fourth Quarter, Twelve Months Financial Results — page 7 concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:
•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	international, national and local economic and market conditions;

•	fluctuations of obligations and earnings of pension and postretirement benefit plans;

•	ability to maintain market share;

•	pricing pressures and demand for products;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	currency stability and the rate of growth in foreign markets;

•	use of financial instruments to hedge foreign currency, interest rate and commodity price risk;

•	liability for remediation of environmental problems;

•	actions of government agencies;

•	loss of consumer confidence; and

•	economic disruptions resulting from terrorist activities.
The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.
Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, the Company’s investor relations department and the Company’s Web site, http://www.sonoco.com.
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Sonoco Reports 2006 Fourth Quarter, Twelve Months Financial Results — page 8
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
Sales	$989,538	$954,908	$3,656,839	$3,528,574
Cost of sales	796,268	766,409	2,951,799	2,867,623
Selling, general and administrative expenses	100,175	110,038	358,952	364,967
Restructuring charges	19,987	2,777	25,970	21,237

Income before interest and taxes	73,108	75,684	320,118	274,747
Interest expense	13,293	14,050	51,952	51,559
Interest income	(2,094)	(2,558)	(6,642)	(7,938)

Income before income taxes	61,909	64,192	274,808	231,126
Provision for income taxes	26,842	29,585	93,329	84,174

Income before equity in earnings of affiliates/minority interest in subsidiaries	35,067	34,607	181,479	146,952
Equity in earnings of affiliates/minority interest in subsidiaries	4,437	4,192	13,602	14,925

Net income	$39,504	$38,799	$195,081	$161,877

Average shares outstanding - diluted	102,216	100,859	101,534	100,418

Diluted earnings per share	$.39	$.38	$1.92	$1.61

Dividends per common share	$.24	$.23	$.95	$.91

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
Net Sales
Consumer Packaging	$350,266	$343,087	$1,304,754	$1,247,451
Tubes and Cores/Paper	412,931	392,618	1,525,558	1,482,057
Packaging Services	131,255	124,524	456,833	455,877
All Other Sonoco	95,086	94,679	369,694	343,189

Consolidated	$989,538	$954,908	$3,656,839	$3,528,574

Income Before Income Taxes:
Consumer Packaging — Operating Profit	$29,470	$31,697	$109,624	$103,505
Tubes and Cores/Paper — Operating Profit*	40,621	23,260	148,177	107,060
Packaging Services — Operating Profit	12,059	11,620	39,181	44,813
All Other Sonoco — Operating Profit	10,945	11,885	49,106	40,607
Restructuring charges	(19,987)	(2,777)	(25,970)	(21,237)
Interest, net	(11,199)	(11,493)	(45,310)	(43,622)

Consolidated	$61,909	$64,192	$274,808	$231,126

* 2005 results include a charge of $12,500 related to increase in environmental reserve
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Sonoco Reports 2006 Fourth Quarter, Twelve Months Financial Results — page 9
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	December 31,	December 31,
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$86,498	$59,608
Trade accounts receivables	459,022	413,209
Other receivables	33,287	45,225
Inventories	303,848	318,316
Prepaid expenses and deferred taxes	60,143	49,142

	942,798	885,500
Property, plant and equipment, net	1,019,594	943,951
Goodwill	667,288	573,903
Other intangible assets	95,885	73,037
Other assets	191,113	505,349

	$2,916,678	$2,981,740

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$601,243	$495,860
Notes payable and current portion of long-term debt	51,903	124,530
Accrued taxes	6,678	96

	659,824	620,486
Long-term debt	712,089	657,075
Pension and other postretirement benefits	209,363	173,939
Deferred income taxes and other	116,334	266,926
Shareholders’ equity	1,219,068	1,263,314

	$2,916,678	$2,981,740

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Sonoco Reports 2006 Fourth Quarter, Twelve Months Financial Results — page 10
Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” results. Some of the information presented in the press release reflects the Company’s “as reported” results adjusted to exclude certain amounts related to the Company’s restructuring initiatives and certain non-recurring or infrequent and unusual expenses. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings”, “Base Earnings per Diluted Share” and “Base Operating Profit”.
These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Accordingly, Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.
Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently. To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information that includes the impact of restructuring charges and certain unusual items, and the non-GAAP measures that exclude them. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures as detailed below.
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Sonoco Reports 2006 Fourth Quarter, Twelve Months Financial Results — page 11
Reconciliation of GAAP1 to Non-GAAP Financial Measures
(Dollars in millions, except per share data)
Base Earnings Per Diluted Share2

	Three Months Ended
(Unaudited)	December 31, 2006	December 31, 2005

Diluted Earnings Per Share, as reported (GAAP)	$.39	$.38
Adjusted for:
Restructuring charges, net of tax[5]	.17	.02
Environmental reserve, net of tax		.08
Taxes on repatriation of foreign earnings		.10

Base Earnings Per Share (Non-GAAP)	$.56	$.58

	Twelve Months Ended
(Unaudited)	December 31, 2006	December 31, 2005

Diluted Earnings Per Share, as reported (GAAP)	$1.92	$1.61
Adjusted for:
Restructuring charges, net of tax[5]	.21	.13
Environmental reserve, net of tax		.08
Taxes on repatriation of foreign earnings		.10

Base Earnings Per Share (Non-GAAP)	$2.13	$1.92

Base Earnings[3]

	Three Months Ended
(Unaudited)	December 31, 2006	December 31, 2005

Net Income, as reported (GAAP)	$39.5	$38.8
Adjusted for:
Restructuring charges, net of tax[5]	17.4	1.9
Environmental reserve, net of tax		7.6
Taxes on repatriation of foreign earnings		10.1

Base Earnings (Non-GAAP)	$56.9	$58.4

	Twelve Months Ended
(Unaudited)	December 31, 2006	December 31, 2005

Net Income, as reported (GAAP)	$195.1	$161.9
Adjusted for:
Restructuring charges, net of tax[5]	20.9	13.0
Environmental reserve, net of tax		7.6
Taxes on repatriation of foreign earnings		10.1

Base Earnings (Non-GAAP)	$216.0	$192.6

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Sonoco Reports 2006 Fourth Quarter, Twelve Months Financial Results — page 12
Base Operating Profit4

	Three Months Ended
(Unaudited)	December 31, 2006	December 31, 2005

Consumer Packaging — Base Operating Profit	$29.5	$31.7
Tubes and Cores/Paper — Base Operating Profit	40.6	35.8
Packaging Services — Base Operating Profit	12.1	11.6
All Other Sonoco — Base Operating Profit	10.9	11.9

Base Operating Profit	93.1	91.0

Restructuring charges[5]	(20.0)	(2.8)
Environmental reserve		(12.5)
Interest, net	(11.2)	(11.5)

Income before income taxes (GAAP)	$61.9	$64.2

	Twelve Months Ended
(Unaudited)	December 31, 2006	December 31, 2005

Consumer Packaging — Base Operating Profit	$109.6	$103.5
Tubes and Cores/Paper — Base Operating Profit	148.2	119.5
Packaging Services — Base Operating Profit	39.2	44.8
All Other Sonoco — Base Operating Profit	49.1	40.6

Base Operating Profit	346.1	308.4

Restructuring charges[5]	(26.0)	(21.2)
Environmental reserve		(12.5)
Interest, net	(45.3)	(43.6)

Income before income taxes (GAAP)	$274.8	$231.1

1Generally Accepted Accounting Principles
2Base Earnings Per Diluted Share is a non-GAAP financial measure of earnings per share which excludes the impact of restructuring charges and certain non-recurring or infrequent and unusual expenses. Management believes it is useful to exclude these charges because they are not expenses considered by management in assessing the core profitability of our business.
3Base Earnings is a non-GAAP financial measure of net income, which excludes the impact of restructuring charges and certain non-recurring or infrequent and unusual expenses. Management believes it is useful to exclude these charges because they are not expenses considered by management in assessing the core profitability of our business.
4Base Operating Profit is a non-GAAP financial measure of income before taxes, which excludes net interest expense, the impact of restructuring charges and certain non-recurring or infrequent and unusual expenses. Management believes it is useful to exclude these charges because they are not expenses considered by management in assessing the core profitability of our business.
5These restructuring charges are recurring as Sonoco’s restructuring programs usually require several years to fully implement and Sonoco continually considers possible restructuring actions that could enhance its efficiency. Accordingly, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.